NORTH EAST INSURANCE COMPANY
                                P.O. Box 1418
                        Scarborough, Maine 04070-1418
           Tel - 207/883-2232   Fax - 207/883-1564   www.neins.com


For Immediate Release

Contact:  Robert G. Schatz
          President/Chief Executive Officer


PRESS RELEASE


SCARBOROUGH, MAINE, December 14, 1998 -- NORTH EAST INSURANCE COMPANY (NASDAQ Symbol: NEIC) today announced that its Board of Directors has declined an acquisition offer for the company. The offer proposed an exchange of stock and cash for NEIC shares, at a price in excess of recent trading prices of NEIC stock. North East said it has no plans to disclose the specific terms or the name of the company that made the offer.

"Our Board examined the offer and concluded that it clearly was inadequate and not in the best interests of North East's shareholders," said Robert G. Schatz, President of North East. "From time to time, we get overtures concerning a purchase of North East. Normally we do not comment publicly on such matters. In this case, North East is in the midst of a rights offering to its shareholders, and we felt it appropriate to disclose that an offer had been received and declined."

North East Insurance Company is a property and casualty insurer located in Scarborough, Maine. Its common stock has been publicly traded since 1981.